EXHIBIT 99.1

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Jzaneen Lalani	Lilian Stern
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Memory Pharmaceuticals Reports Fourth Quarter and Full Year 2006 Financial Results
MONTVALE, N.J., February 22, 2007 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY), a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, today reported its financial results for the fourth quarter and year ended December 31, 2006.
“2006 was a significant year both clinically and strategically for Memory Pharmaceuticals. In addition to achieving multiple milestones under our collaborations, we also advanced our clinical pipeline with two ongoing Phase 2a trials. We also made important progress on the business front by expanding our nicotinic alpha-7 collaboration with Roche, and by strengthening our balance sheet,” said Jim Sulat, President and Chief Executive Officer. “We anticipate that 2007 will bring additional significant clinical advances as we expect to complete by the end of the year proof-of-concept trials for MEM 1003 in bipolar disorder and Alzheimer’s disease and for MEM 3454 in Alzheimer’s disease.”
For the quarter ended December 31, 2006, the Company reported a net loss of $14.7 million, or $0.23 per share, compared to a net loss of $3.6 million, or $0.10 per share, for the same period in 2005. Net loss for the quarter ended December 31, 2006 includes a non-cash loss of $6.0 million related to the warrants issued in the Company’s September 2005 private placement and a non-cash charge of $0.5 million related to Statement of Financial Accounting Standards 123R, “Share-based Payments” (SFAS 123R). For the quarter ended December 30, 2006, after removing the effects of the two non-cash items noted above, the Company’s non-GAAP net loss was $8.1 million, or $0.13 per share.
For the year ended December 31, 2006, the Company reported a net loss of $31.1 million, or $0.70 per share, compared to a net loss of $31.7 million, or $1.20 per share, in 2005. The 2006 net loss includes a non-cash loss of $0.2 million related to the warrants issued in the Company’s September 2005 private placement and a non-cash charge of $2.6 million related to SFAS 123R. After removing the effects of the two non-cash items noted above, the Company’s non-GAAP net loss for 2006 was $28.3 million, or $0.64 per share.
In calculating non-GAAP earnings, management excludes any unrealized gains or losses on the warrants issued in the Company’s 2005 private placement and the expense associated with SFAS 123R. Current GAAP requires that the fair value of the warrants issued in the 2005 private placement be classified as a liability on the Company’s Balance

Sheet, with the change in fair value recognized in the Company’s Statement of Operations as unrealized gains or losses. This treatment results from the potential magnitude for cash penalties if the Company fails to maintain the registration statement related to its 2005 private placement. A reconciliation of GAAP to non-GAAP earnings is presented in the tables at the end of this press release.
For the quarter ended December 31, 2006, the Company reported revenue of $2.6 million, compared to revenue of $3.7 million for the same period in 2005. For the year ended December 31, 2006, revenue was $9.3 million, compared to revenue of $11.1 million in 2005. Revenue relates to the Company’s two agreements with Hoffmann La-Roche, one of which is for the development of PDE4 inhibitors and the other for the development of nicotinic alpha-7 agonists, and the Company’s agreement with Amgen for the development of PDE10 inhibitors . This revenue includes the amortization of upfront non-refundable fees and milestone payments, in addition to payments received for research and development funding.
Research and development expenses for the quarter ended December 31, 2006 were $10.5 million compared to $8.2 million for the same period in 2005. The increase in operating cost included $3.2 million in increased costs associated with the clinical development of MEM 1003 and MEM 3454 and $0.1 million increased personnel and personnel-related costs. Included in the 2006 personnel and personnel-related costs is a $0.3 million non-cash compensation charge related to SFAS 123R. Research and development expenses for the quarter ended December 31, 2005 included a $1.0 million milestone payment to Bayer associated with the commencement of the Phase 2a clinical trial of MEM 1003 in November 2005.
Research and development expenses for the year ended December 31, 2006 were $33.8 million compared to $33.7 million for the same period in 2005. The increase in operating cost included $2.2 million in increased costs associated with the clinical development of MEM 1003 and MEM 3454 and a $0.1 million increase in insurance cost. These cost increases were partially offset by $0.9 million in reduced personnel and personnel-related costs, and $0.3 million in reduced laboratory supply costs. Personnel and personnel-related costs in 2006 include a $1.4 million non-cash compensation charge related to SFAS 123R. Research and development expenses for the year ended December 31, 2005 included a $1.0 million milestone payment to Bayer associated with the commencement of the Phase 2a clinical trial of MEM 1003 in November 2005.
General and administrative expenses for the quarter ended December 31, 2006 were $1.8 million, compared to $2.0 million for the same period in 2005. For the fourth quarter of 2006, these expenses include a $0.4 million reduction in legal and patent fees, offset by a $0.2 million increase in personnel and personnel-related costs. Included in the personnel and personnel related costs is a non-cash compensation charge of $0.2 million related to SFAS 123R.
General and administrative expenses for the year ended December 31, 2006 were $8.4 million compared to $8.4 million for the same period in 2005. For the year ended December 31, 2006, these expenses include a non-cash compensation charge of $1.2 million related to SFAS 123R that was offset by decreased legal and patent fees of $0.6 million, decreased personnel and personnel-related costs of $0.3 million and reduced administrative cost of $0.3 million.
At December 31, 2006, the Company had cash, cash equivalents and marketable securities of approximately $51.3 million, compared to $44.1 million at the end of 2005. The Company expects that its existing cash, cash equivalents, and marketable securities, together with payments required to be made under its collaboration agreements, should be sufficient to fund operating expenses, repayment of equipment notes, and capital equipment requirements through the middle of 2008.
Fourth Quarter Highlights and Recent Developments
—MEM 3454
Investigational new drug application (IND) approved for MEM 3454 for Alzheimer’s disease. In December 2006, the Company announced that the U.S. Food and Drug Administration had released the clinical hold on MEM 3454 after completing its review of the IND for this drug candidate. The Company plans to start the Phase 2a trial of MEM 3454 in Alzheimer’s disease in the first quarter of 2007.
Achieved Milestone for Development of MEM 3454 from Roche. In October 2006, the Company announced that Roche elected to maintain its option to obtain an exclusive license for MEM 3454, the lead compound from the Company’s nicotinic alpha-7 receptor agonist alliance, triggering a milestone payment to the Company of $2.0 million. Roche’s decision was based upon the Company’s Phase 1 work on MEM 3454, which satisfied a set of criteria that was pre-defined by Roche.
—MEM 1003
Completed Dosing of Phase 2a Trial of MEM 1003 in Bipolar Disorder. In November 2006, the Company announced that it had completed enrollment in its Phase 2a trial of MEM 1003 in patients with acute mania in bipolar disorder, which the Company is conducting as part of its agreement with The Stanley Medical Research Institute (SMRI). The Company has now completed dosing patients in the trial and expects to report top-line results in the first quarter of 2007.
Achieved Milestone for Phase 2a Trial of MEM 1003 in Bipolar Disorder. In November 2006, the Company announced that it had earned a milestone payment of $960,000 from SMRI related to the ongoing Phase 2a trial of MEM 1003 in patients with acute mania in bipolar disorder. In January 2007, the Company earned its second milestone of $640,000 from SMRI related this trial. These milestone payments were triggered by a set of criteria, pre-defined by SMRI, regarding the progress of the trial.
— Financial Position
Closed $32.2 Million Private Placement. In October and December 2006, the Company raised gross proceeds of approximately $32.2 million through a private placement of 28.2 million shares of common stock at $1.11 per share and warrants for the purchase of an aggregate of 7.1 million shares of common stock at an exercise price of $1.33 per share.

Conference Call and Webcast Information
Memory Pharmaceuticals will hold a conference call on Thursday, February 22, 2007, at 9:00 a.m. EST to discuss the Company’s fourth quarter and full year 2006 financial results. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Thursday, February 22, 2007
Time:	9:00 a.m. EST
Telephone (U.S.):	866.356.4281
Telephone (international):	617.597.5395
Participant Passcode:	11640389
Webcast:	http://www.memorypharma.com under the “Investors” section
An audio replay of the conference call will be available from 11:00 a.m. EST on Thursday, February 22, 2007, until Thursday, March 1, 2007. To access the replay, please dial 888.286.8010 (U.S.) or 617.801.6888 (international) and enter passcode number 50028326. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.
About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; receiving unfavorable results from clinical trials of Memory Pharmaceuticals’ drug candidates; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS AND NON-GAAP ADJUSTMENTS
(in thousands — except share and per share information)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue	$2,640	$3,705	$9,322	$11,116

Operating expenses:

Research and development	10,534	8,174	33,800	33,684

General and administrative	1,767	2,018	8,444	8,443

Total operating expenses	12,301	10,192	42,244	42,127

Loss from operations	(9,661)	(6,487)	(32,922)	(31,011)

Unrealized gain/(loss) on warrants	(6,048)	2,243	(247)	(1,641)

Interest income, net	586	375	1,674	750

Loss before income taxes	(15,323)	(3,869)	(31,695)	(31,902)

Income tax benefit	(396)	(224)	(388)	(217)

Net loss attributable to common stockholders	$(14,727)	$(3,645)	$(31,107)	$(31,685)

Basic and diluted net loss per share of common stock	$(0.23)	$(0.10)	$(0.70)	$(1.20)

Basic and diluted weighted average number of shares of common stock outstanding	63,831,072	37,417,068	44,334,129	26,350,193

Non-GAAP adjustments:

Net loss attributable to common stockholders	$(14,727)	$(3,645)	$(31,107)	$(31,685)

Unrealized (gain)/loss on warrants	6,048	(2,243)	247	1,641

Non-cash compensation charge associated with SFAS 123R	544	—	2,606	—

Non-GAAP net loss attributable to common stockholders[1]	$(8,135)	$(5,888)	$(28,254)	$(30,044)

Non-GAAP basic and diluted net loss per share of common stock[1]	$(0.13)	$(0.16)	$(0.64)	$(1.14)

[1]	Excludes gains or losses on the warrants issued in the 2005 private placement and the expense associated with SFAS 123R.

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Cash, cash equivalents and marketable securities	$51,323	$44,079
Other current assets	1,397	2,562
Restricted cash	509	505
Property and equipment, net	7,413	9,167

Total assets	$60,642	$56,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (excluding deferred revenue)	$7,664	$5,901
Warrant Liability	8,724	8,477

Equipment notes payable, less current portion	345	1,089

Deferred revenue	20,707	19,895

Total liabilities	37,440	35,362
Stockholders’ equity	23,202	20,951

Total liabilities and stockholders’ equity	$60,642	$56,313